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                                                               EXHIBIT (a)(1)(D)

                          OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          NATIONAL HOME CENTERS, INC.
                                       AT
                              $1.40 NET PER SHARE
                                       BY
                             THE NEWMAN FAMILY, LLC

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           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
              CENTRAL STANDARD TIME, ON MONDAY, DECEMBER 10, 2001,
                          UNLESS THE OFFER IS EXTENDED
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                                                                November 9, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

     We have been appointed by The Newman Family, LLC and Dwain A. Newman (collectively, the "Purchaser") to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of National Home Centers, Inc., an Arkansas corporation ("NHC"), at a purchase price of $1.40 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 9, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   Offer to Purchase, dated November 9, 2001;

     2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to UMB Bank, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

     4. A Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by NHC;

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
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     7.   Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON MONDAY, DECEMBER 10, 2001, UNLESS THE OFFER IS EXTENDED.

Please note the following:

     1. The tender price is $1.40 per Share, net to the seller in cash without interest.

     2. The Offer is being made for all outstanding Shares not owned by the Purchaser.

     3. A special committee comprised of independent, disinterested members of the Board of Directors of NHC has unanimously determined that the Offer is advisable, fair to, and in the best interests of the minority stockholders of NHC (which does not include the Purchaser), and recommended to such minority stockholders of NHC that they accept the Offer and tender their Shares pursuant to the Offer. The Board of Directors of NHC (with Mr. Newman and another director not voting) unanimously resolved that the determination and recommendation of the special committee be conveyed to stockholders of NHC.

     4. The Offer and withdrawal rights will expire at 5:00 p.m., Central Standard time, on Monday, December 10, 2001, unless the Offer is extended.

     5. The Offer is subject to certain conditions set forth in the Offer to Purchase, including the Purchaser receiving sufficient financing to consummate the Offer and the absence of a material adverse change in NHC. You should note, however, that the Purchaser has received a commitment from a financial institution to loan up to $4 million to the Purchaser in order to purchase the Shares. See "The Tender Offer - Section 11. Source and Amount of Funds" and "The Tender Offer - Section 12. Conditions of the Offer" in the Offer to Purchase.

     6. Tendering stockholders will not be obligated to pay, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale and transfer of any Shares to Purchaser pursuant to the Offer.

     7. The Purchaser has indicated that, following completion of the Offer, if any Shares have not been tendered in the Offer, the Purchaser intends to cause NHC to merge with and into another entity. In the merger, each stockholder other than the Purchaser will receive $1.40 per Share in cash. If the merger occurs, minority stockholders may be entitled to an appraisal of their Shares pursuant to certain procedures set forth in the Arkansas Business Corporation Act of 1987. Stockholders who properly demand the appraisal of their Shares could receive an amount that is more than, less than, or equal to the offer price of $1.40 per Share.

     8. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Share Certificates") or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary at The Depository Trust Company ("DTC"), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering
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stockholders may be paid at different times depending upon when Share
Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Share Certificates evidencing such Shares (or a Book-Entry Confirmation of such Shares into the Depositary's account at DTC), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, or an Agent's Message, in the case of a book-entry transfer, and any other required documents.

     If holders of Shares wish to tender, but cannot deliver such holders' Share Certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedures described in "The Tender Offer - Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have about the Offer should be addressed to Corporate Communications, Inc., the Information Agent for the Offer, at 523 Third Avenue South, Nashville, Tennessee 37210, telephone number (800) 899-6181 (at the tone, dial extension 990). You may obtain additional copies of the enclosed materials from the Information Agent at this address and telephone number.

                                     Very truly yours,

                                     CORPORATE COMMUNICATIONS, INC.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE INFORMATION AGENT, OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.